Exhibit 10.21

September 13, 2024

Via Electronic Delivery

Marcelo Passos

[*****]

marcelompassos@yahoo.com

Dear Marcelo:

On behalf of Viskase Companies, Inc. (“Company” or “Viskase”), I am pleased to present you with the following job offer:

Title:	Vice President and General Manager Americas
Reporting to:	You will report directly to Tim Feast, President, and CEO
Location	Remote, Home-Based office in Fayetteville, GA
Start Date:	September 30, 2024
Compensation:

Your compensation per semi-monthly pay period will be $15,000,00 (annualized at $360,000), payable on the 15th and the last business day of each month. All of your compensation is subject to deductions as required by the law.

Bonus Plan:

In addition to your base salary, as a full-time, salaried employee, you are eligible to participate in the Viskase Management Incentive Plan (VMIP) for calendar year 2025 with a target bonus of 60% of base earnings. The incentive is predicated on obtaining certain objectives based upon both personal and Company performance. Additional details are contained in the Plan’s Terms and Conditions. The bonus compensation will be subject to all terms and conditions of the Management Incentive Plan document, which is subject to change at any time.

PTO:	You will be eligible for 28 days of PTO per year subject to the terms of the Viskase PTO policy. You begin to accrue your PTO from Date of Hire but cannot use PTO during your first 90 days

Viskase Companies, Inc.

333 East Butterfield Road, Suite 400, Lombard, Illinois, 60561 USA

Phone: (630) 874-0700 Fax: (630) 874-0176

Marcelo Passos

September 13, 2024

of employment. Viskase reserves the right to add, change, or modify the policy at any time.
Benefits:

You will be eligible to participate in Viskase benefit plans including health; dental; vision; life; dependent life; health savings account (HSA); contributory 401 (k) with Company match and no vesting requirement, and short term and longterm disability insurance. All benefit plans except STD and LTD are effective the first of the month following employment. STD and LTD are effective after 90 days of employment. Viskase reserves the right to add, change, or terminate benefits at any time, including but not limited to, those set forth above.

This offer, and your employment, are conditioned upon successful completion of a drug screen (hair follicle) and background and reference check.

Further, this offer, and your initial and continued employment, are conditioned upon your agreement, as attested by your signature on a Viskase Confidentiality and NonCompete Agreement, that you will not either directly or indirectly during your employment by the Company and for twelve months (12) after your employment with the Company ceases engage in competition with the Company or its affiliates. In addition to other covenants which will be contained in the Confidentiality and NonCompete Agreement and other Company employment documentation, you agree that during and after your employment you shall not disclose to any third party any confidential or proprietary information of the Company, any of its affiliates or subsidiaries, or any of their respective owners, members, directors, officers, managers, and employees. You further agree that during and after your employment you will not disparage, verbally or in writing, anyone in the Company, any of its affiliates or subsidiaries, or any of their respective owners, members, directors, officers, managers, or employees, and their family members. The details of the Confidentiality and NonCompete Agreement and other Company employment documentation will be presented to you and signed by you prior to your employment. Nothing in this offer of employment prohibits you from reporting any possible violations of federal law or regulation to any government agency or entity, including but not limited to the Department of Justice and the Securities and Exchange Commission, or making any other disclosures that are protected under the whistleblower provisions of federal law or regulation. You are not required to notify the Company that you will make or have made such reports or disclosures. Non-Compliance with the disclosure provisions of this letter and other Company employment documentation shall not subject you to criminal or civil liability under any Federal or State trade secret law for the disclosure of a Company trade secret if the disclosure is made: (i) in confidence to a Federal, State

Viskase Companies, Inc.

333 East Butterfield Road, Suite 400, Lombard, Illinois, 60561 USA

Phone: (630) 874-0700 Fax: (630) 874-0176

Marcelo Passos

September 13, 2024

or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (iii) to an attorney representing you in a lawsuit for retaliation by the Company for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and you do not disclose the trade secret, except pursuant to court order.

This offer, and your employment, are also conditioned upon your covenant and representation that (i) you are not a party to any contract, commitment, restrictive covenant, or agreement, nor are you subject to, or bound by, any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent or restrict you from accepting this position and performing your duties, (ii) you have not shared with the Company or any of its affiliates, or any of its or their directors, officers, employees or agents, and will not share or use, any confidential or proprietary information of any prior employer or contractor or any third party from whom you may have received confidential or proprietary information, (iii) you are not subject to any agreement or obligation that would limit your ability to act on behalf of the Company or any of its subsidiaries, (iv) your acceptance of this offer and your performance of your duties in respect thereof will not violate or conflict with any agreement or obligation to which you are subject, and (v) you have delivered to the Company true and complete copies of any currently effective employment agreement, non-competitive agreement or similar agreement to which you are subject.

This letter does not constitute a contract or employment agreement. You understand that your employment is “at will” and can be terminated, with or without cause and with or without notice, at any time. Nothing contained in this letter shall limit or otherwise alter the foregoing. Your employment will be subject to other policies, terms and conditions that may be established or modified by the Company from time to time.

On your first day of work, we require that you bring proof of your legal right to work in the United States for 1-9 purposes.

We look forward to you joining our Viskase Companies, Inc. team. Please do not hesitate to contact Armando Herrera at (708)305-0536 or Lisa Littleton at (985)272-2798 if you have any questions.

Viskase Companies, Inc.

333 East Butterfield Road, Suite 400, Lombard, Illinois, 60561 USA

Phone: (630) 874-0700 Fax: (630) 874-0176

Marcelo Passos

September 13, 2024

This offer letter expires September 18, 2024, at 4:00 PM central time.

Sincerely,

Tim Feast

President and CEO, Viskase Companies, Inc.

Cc: Human Resources
Employee File

ACCEPTED:

Name – Print	Signature	Date

Marcelo Passos	/s/ Marcelo Passos	9.13.24

Viskase Companies, Inc.

333 East Butterfield Road, Suite 400, Lombard, Illinois, 60561 USA

Phone: (630) 874-0700 Fax: (630) 874-0176

VISKASE COMPANIES, INC.

CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Agreement is made and is effective as of this 13th day of September 12, 2024, by and between Viskase Companies, Inc. (the “Company”), 333 E. Butterfield Road, Suite 400, Lombard, IL, 60148, and current or prospective employee, Marcelo M. Passos (“Employee”), whose principal mailing address is [*****]. Any offer of employment, or continuation of employment, as the case may be, is expressly subject to and conditioned upon Employee’s execution of this Agreement.

In consideration of Employee’s employment at will by the Company and/or one or more of its subsidiaries (hereinafter collectively and individually referred to as “Viskase”), and of the salary and benefits paid to Employee with respect to such employment and future increases therein, Employee and Viskase hereby agree as follows:

1.	Definitions. For purposes of this Agreement the terms:
(i)	“Affiliate” shall mean with respect to any specified Person, another Person which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person;
(ii)	“Company” shall mean Viskase Companies, Inc. and/or any of its subsidiaries, parent, or related corporations;
(iii)

“Confidential Information” shall mean all information disclosed or otherwise made available to the Employee by the Company or its Affiliates, employees or representatives, about or relating to the Company’s, or any of its Affiliates’ plans, business or activities, or employees, including, but not limited to the information set forth in the business plan of the Company and information concerning advertising, marketing plans and strategies, finances or financial condition, accounting, methods, processes, trade secrets, Intellectual Property, product and business plans, and current or potential customer, client, business partner or supplier lists and records, service charges, rates and fees, investments plans or projections, research in respect of acquired or potential target investments and communications and all Work Product;

(iv)

“Intellectual Property,” shall mean all source-codes, object-codes, manuals and other documentation and materials (whether or not in written form) and all versions thereof, together with all other patents, licenses, trademarks, service marks, trade names (whether registered or unregistered), copyrights, proprietary computer software, proprietary inventions, proprietary technology, technical information, intellectual property, discoveries, designs, proprietary rights and non-public information, trade secrets, in each case, whether or not patentable;

(v)

“Person” an individual, corporation, partnership, trust or unincorporated organization, limited liability company, limited liability partnership, joint venture, joint stock company, any governmental agency or instrumentality or any other entity;

(vi)

“Work Product” shall mean all work product (tangible, recorded or otherwise, and without regard to the form or condition or state of completion, including, without limitation, Intellectual Property invented, created, assembled, or developed in connection with, with respect to, for, or in relation to, the Company during the Employee’s employment by the Company.

Viskase Companies, Inc.

333 East Sutterfield Road. Suite 400, Lombard Illinois 60148. USA

Tel: 630-874-0700- Fax: 630-282-0498

2.	Confidentiality.
(i)

The Employee shall not (either during the continuance of the Employee’s employment by the Company or at any time thereafter) disclose any Confidential Information to any Person other than designated employees of the Company, and all such Confidential Information, either in electronic, printed or verbal form will remain the property of the Company and shall not be used by the Employee (either during the continuance of his employment by the Company or at any time thereafter) for his own purpose or for any purpose other than those of the Company. The Employee agrees that the Company will retain proprietary rights in the Confidential Information and disclosure to or awareness by the Employee of the Confidential Information shall not be deemed to confer any rights whatsoever to the Employee in respect of any part of the Confidential Information.

(ii)

The restrictions and covenants set forth in (a) above applicable to the Confidential Information shall not apply to any portion of the Confidential Information that the Employee can clearly demonstrate is at the time of disclosure or thereafter generally available to and known by the public (other than as a result of its disclosure by the Employee in breach of his obligations herein).

(iii)

In the event that the Employee is (i) requested by interrogatory, subpoena, deposition, civil investigation demand or other similar legal process or (ii) required by applicable laws, rules, or regulations, to disclose any Confidential Information, the Employee shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek an appropriate protective order. If, failing the entry of a protective order, the Employee is, in the written opinion of his counsel, compelled to disclose Confidential Information, the Employee may disclose that portion of the Confidential Information which his counsel advises the Employee in such opinion that he is compelled to disclose. In any event, the Employee will not oppose, and shall assist, action by the Company in any such proceeding to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(iv)

Nothing in this agreement prohibits Employee from reporting any possible violations of federal law or regulation to any government agency or entity, including but not limited to the Department of Justice and the Securities and Exchange Commission, or making any other disclosures that are protected under the whistle-blower provisions of federal law or regulation. Employee is not required to notify Viskase that Employee will make or has made such reports or disclosures.

3.	Agreement Not to Compete.

Employee shall not, within the states of Illinois, Arkansas, and or Tennessee either directly or indirectly, and either physically or remotely/digitally, as principal, agent, owner, employee, director, partner, investor, shareholder (other than solely as a holder of not more than 1% of the issued and outstanding shares of any public corporation), consultant, advisor or otherwise howsoever own, operate, carry on or engage in the operation of or have any financial interest in or provide, directly or indirectly, financial assistance to or lend money to or guarantee the debts or obligations of any Person carrying on or engaged in any business that is similar to or competitive with the business conducted by the Company or any of its subsidiaries during the term of Employee’s employment and for twelve (12) months after Employee ceases, for any reason, to be employed by Viskase. Employee’s obligation not to disclose Confidential Information of Viskase shall not terminate at the end of the twelve (12) month period described above.

4.	Agreement Not to Solicit.

The Employee covenants and agrees with the Company and its subsidiaries that, during the term of Employee’s employment and for twelve (12) months following the last day of employment by Viskase, the Employee shall not, directly, or indirectly, for himself or for any other Person:

(i)

solicit, interfere with or endeavor to entice away from the Company or any of its subsidiaries or affiliates, any current or prospective supplier, customer, client, or any Person in the habit of dealing with any of the foregoing;

(ii)	attempt to direct or solicit any current or prospective supplier, customer, or client away from the Company or any of its subsidiaries or affiliates;
(iii)	interfere with, entice away or otherwise attempt to obtain or induce the withdrawal of any employee of the Company or any of its subsidiaries or affiliates; or
(iv)	advise any Person not to do business with the Company or any of its subsidiaries or affiliates.
5.	Acknowledgment of Reasonableness of Agreement.

Employee acknowledges and agrees that the restrictions on Employee’s competition with Viskase and Employee’s nonsolicitation obligations contained in Paragraphs 3 and 4 of this Agreement are reasonable and justified in light of the nature of Viskase’s business and of the confidential and proprietary information of Viskase to which Employee has or may have exposure.

6.	Acknowledgment of Need for Injunctive Relief.

Employee acknowledges and agrees that the remedy at law for any violation of this Agreement, given the nature of Viskase’s business and the harm which could be done thereto, would be inadequate, and that Viskase would suffer continuing and irreparable harm to its business as a result of such violations; therefore, in the event of any actual or threatened violation of this Agreement, Viskase shall be entitled, in addition to any other remedies available to it, to a temporary restraining order and preliminary and permanent injunctive relief to prevent any violations hereof, without any requirement to prove actual damages or to post bond, and to any other appropriate equitable relief that any court of competent jurisdiction deems proper. Employee hereby represents to Viskase that Employee’s past business skills and experience will enable Employee to obtain satisfactory employment without violating this Agreement and that enforcement of this Agreement will not impose undue hardship upon Employee.

7.	Beneficiaries of Agreements.

This Agreement shall be for and inure to the benefit of Viskase, any and all of its subsidiaries, affiliates, parents, or related entities as well as the successors, assigns, and transferees of any of the above.

8.	No Modifications Other than in Writing.

This Agreement shall not be modified, amended, rescinded, or waived other than by a subsequent written agreement signed by Employee and Viskase.

9.	Construction of Agreement.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, United Staes, where Viskase has its principal place of business. In the event any court of competent jurisdiction determines that any of the terms or provisions contained in this Agreement are void or unenforceable, such court shall have the right, and is authorized by Employee, to modify such terms or provisions as to render the remaining or modified terms or provisions of this Agreement valid and enforceable to the maximum extent possible and, as so modified, to enforce this Agreement in accordance with its terms.

10.	Governing Law/Jurisdiction/Service of Process.

The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Illinois, United States, without regard to conflict of laws rules. In any action between or among the parties arising out of this Agreement, (i) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in, or having jurisdiction over, DuPage County, Illinois, United States; (ii) if any such action is commenced in a state court, then, subject to applicable law, neither party shall object to the removal of such action to any federal court located in, or having jurisdiction over, DuPage County, Illinois, United States; (iii) each of the parties irrevocably waives the right to trial by jury; and (iv) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address of such party set forth in the preamble hereto, unless a party notifies the other in writing of a different address.

11.	Miscellaneous.

This Agreement does not alter, change, or modify the employment-at-will relationship that exists between the Company and the Employee. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns, as the case may be. This Agreement may be assigned by the Company to any affiliate of the Company and to any successor or assign of all or a substantial portion of the Company’s business. The Employee may not assign or transfer any of his rights or obligations under this Agreement.

12.	Representation of Knowledge of Contents of Agreement.

Employee agrees and represents to Viskase that: (i) Employee has read and understands the contents of this Agreement,(ii) Employee has had at least 14 days within which to consider its terms and has asked any and all questions regarding the same; (iii) Employee is hereby advised by the Company to consult with legal counsel of Employee’s choice prior to executing this Agreement, and (vii) Employee has not relied on any statements made by anyone associated with the Company that is not contained in this Agreement in deciding to sign this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

/s/ MARCELO M. PASSOS
MARCELO M. PASSOS

VISKASE COMPANIES, INC.

By:

Title: